Exhibit 99.1

Simon And Mobiquity Technologies To Expand iBeacon Network Nationwide, Creating Opportunity For New Level Of Connection Between Shoppers And Retailers

Mobiquity's iBeacon solution enables location-aware content and personalized engagement between consumers and their favorite brands while shopping at the mall

INDIANAPOLIS, Aug. 4, 2014 /PRNewswire/ -- Simon, a global leader in retail real estate, has announced the expansion of its agreement with Mobiquity Technologies, Inc., a leading technology company focusing on location-based mobile solutions, to create "smart malls" in 200+ Simon retail destinations in the U.S. using Bluetooth-enabled iBeacon technology.

Simon's deployment of Mobiquity's Mobi-Beacon network, already in place in 75 of its premier shopping destinations, provides a unique, opt-in opportunity for customers to engage with retailers, brands and mall apps for timely and contextually-relevant personalized offers, information and real-time experiences.

"We are constantly seeking ways to enhance the Simon shopping experience through relevant, leading-edge technology," said Mikael Thygesen, Chief Marketing Officer of Simon. "We are pleased to help facilitate the growing adoption of iBeacon technology and believe it is an important new initiative that will provide Simon, its retailers and brands with interesting, new ways to reach and communicate with shoppers who choose to opt in to the program."

"The relevant and personalized mobile engagement enabled by our iBeacon-compatible network delivers an entirely new mechanism for mall retailers and brands to provide value to their clientele, and more importantly, create compelling experiences for Simon shoppers," said Michael Trepeta, co-CEO of Mobiquity Technologies. "The ground-breaking capabilities enabled by the network should inspire every retailer and mall-based brand to develop creative campaigns that engage prospective shoppers and drive traffic from the common areas to their desired location."

The expansion of the program across a broader number of Simon's malls, Premium Outlet and Mills centers is expected to be completed by spring of 2015.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ) is a technology company focusing on connecting Fans (consumers) and Brands through a single platform. Mobiquity Technologies is attempting to revolutionize the Location Based Mobile Ecosystem by maximizing "Fan Engagement" through its networks utilizing Beacon, Standard Bluetooth, Wi-Fi, NFC and QR technologies.  For more information, visit mobiquitynetworks.com and mobiquitytechnologies.com.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.

SOURCE Simon